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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liabilities whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

    (a joint stock limited company incorporated in the People's Republic of
                         China with limited liability)


                             CONNECTED TRANSACTIONS


AIRCRAFT LEASING AGREEMENTS

The Board hereby announces that on 22 December 2003, the Company entered into two Aircraft Leasing Agreements with each of CEA Northwest and CEA Yunnan, whereby CEA Northwest leased two A300-600 aircraft to the Company and CEA Yunnan leased two CRJ-200 aircraft to the Company, for the period commencing from 1 October 2003 to 31 March 2004.

CEA Holding is the ultimate controlling shareholder of the Company and CEA Northwest and CEA Yunnan are the wholly-owned subsidiaries of CEA Holding. In the circumstances, CEA Northwest and CEA Yunnan are the connected persons of the Company pursuant to the Listing Rules and the Aircraft Leasing Agreements constituted connected transactions for the Company pursuant to paragraph 14.23(1) of the Listing Rules.

EQUITY TRANSFER AND CAPITAL INCREASE AGREEMENT

The Board hereby announces that on 22 December 2003, the Company entered into the Equity Transfer and Capital Increase Agreement with CEA Holding and SEDC in respect of the transfer of equity interest in Shanghai Dong Mei and the increase in its registered capital. 10% of the equity interest in Shanghai Dong Mei will be transferred from SEDC to the Company. CEA Holding will further transfer 35% of the equity interest in Shanghai Dong Mei to the Company.

The registered capital of Shanghai Dong Mei will be increased from RMB10,000,000 to RMB31,000,000. Among others, the Company will make capital contribution in Shanghai Dong Mei by way of cash in the sum of RMB8,100,000. Upon completion of the equity transfer and registered capital increase pursuant to the Equity Transfer and Capital Increase Agreement, Shanghai Dong Mei will be held as to 55% by CEA Holding and 45% by the Company.

CEA Holding is the controlling shareholder of the Company and it owns 90% of the equity interest in SEDC. Therefore, both CEA Holding and SEDC are connected persons of the Company. The acquisition of the equity interest in Shanghai Dong Mei by the Company and the capital contribution made by the Company in Shanghai Dong Mei constitute connected transactions for the Company pursuant to the Listing Rules.


ESTABLISHMENT OF CHINA EASTERN AIR CATERING INVESTMENT COMPANY LTD.

The Board is pleased to announce that on 22 December 2003, the Company entered into the Joint Venture Agreement with CEA Holding in relation to the establishment of CEA Catering, a limited liability company to be established under the laws of PRC for an initial term of 20 years.

As CEA Holding is the controlling shareholder and, thus a connected person of the Company, the establishment of CEA Catering by CEA Holding and the Company constitutes a connected transaction for the Company pursuant to paragraph 14.23(1) of the Listing Rules.

However, the respective consideration or value involved in each of the connected transactions in this announcement do not exceed 3% of the book value of the net tangible assets of the Company as disclosed in the latest published unaudited accounts of the Company as at 30 June 2003 and fall within the de-minimis provision under paragraph 14.25(1) of the Listing Rules. Pursuant to the Listing Rules, the connected transactions in this announcement are not subject to the approval of the Company's independent shareholders, but are required to be disclosed by way of a press announcement and in the Company's next published annual report.


AIRCRAFT LEASING AGREEMENTS

The Board hereby announces that on 22 December 2003, the Company entered into two Aircraft Leasing Agreements as follows:

1. the Northwest Aircraft Leasing Agreement between the Company, as the lessee, and CEA Northwest, as the lessor, whereby CEA Northwest leased two A300-600 aircraft to the Company. The A300-600 aircraft are passenger aircraft with 266 seats which have been in service for 7 to 9 years; and

2. the Yunnan Aircraft Leasing Agreement between the Company, as the lessee, and CEA Yunnan, as the lessor, whereby CEA Yunnan leased two CRJ-200 aircraft to the Company. The CRJ-200 are passenger aircraft with 50 seats which have been in service for 1 to 2 years.

Term of the Aircraft Leasing Agreements

The term of the Aircraft Leasing Agreements commenced from 1 October 2003 and will expire on 31 March 2004, subject to termination provisions set out in the Aircraft Leasing Agreements. Subject to the written consent of CEA Northwest or CEA Yunnan, as the case may be, the Company may terminate the Aircraft Leasing Agreements by one month prior written notice to the lessor.

Lease Payment

The aggregate lease payment for the two A300-600 payable to CEA Northwest for the entire period of the Northwest Aircraft Leasing Agreement is approximately RMB136,152,000. The aggregate lease payment for the two CRJ-200 payable to CEA Yunnan for the entire period of the Yunnan Aircraft Leasing Agreement is approximately RMB45,127,800. The respective lease payment involved in the Aircraft Leasing Agreements are payable on a monthly basis and do not exceed 3% of the book value of the net tangible assets of the Company as disclosed in the latest published unaudited accounts of the Company as at 30 June 2003.

The lease payment under the respective Aircraft Leasing Agreements are determined by factors such as the number of hours flown by the Aircraft and the number of rental days. The terms of the Aircraft Leasing Agreements, including the amount of the lease payment, was determined after arm's length negotiation between the Company and CEA Northwest, and between the Company and CEA Yunnan, taking into account market rates for wet leasing of aircraft of similar type and on similar terms.

Benefits which are expected to accrue to the Company

The Company's principal business is civil aviation within the PRC as well as providing commercial flights between cities in the PRC and international destinations. Pursuant to the Aircraft Leasing Agreements, the Company was able to operate the Aircraft as part of the Company's aviation business and as part of the Company's plan in expanding its aviation business and enhancing its market position.

Connected party relationship

As of the date of this Announcement, CEA Holding owned approximately 61.64% of the total issued share capital of the Company and is the ultimate controlling shareholder of the Company. CEA Northwest and CEA Yunnan are the wholly-owned subsidiaries of CEA Holding. In the circumstances, CEA Northwest and CEA Yunnan are the connected persons of the Company pursuant to the Listing Rules and the Aircraft Leasing Agreements constituted connected transactions for the Company pursuant to paragraph 14.23(1) of the Listing Rules.

The Directors (including the independent non-executive Directors) are of the view that the terms of the Aircraft Leasing Agreements, including the basis for calculating the lease payment, are fair and reasonable, are in the interests of the Company insofar as the independent shareholders of the Company are concerned and are on normal commercial terms. As the respective consideration involved in the Aircraft Leasing Agreements are not expected to exceed 3% of the book value of the net tangible assets of the Company as disclosed in the latest published unaudited accounts of the Company as at 30 June 2003, these transactions fall within the de-minimis provision under paragraph 14.25(1) of the Listing Rules. Pursuant to the Listing Rules, the entering into of the two Aircraft Leasing Agreements are not subject to the approval of the Company's independent shareholders, but are required to be disclosed by way of a press announcement and in the Company's next published annual report.

EQUITY TRANSFER AND CAPITAL INCREASE AGREEMENT

The Board hereby announces that on 22 December 2003, the Company entered into the Equity Transfer and Capital Increase Agreement with CEA Holding and SEDC in respect of the transfer of equity interest in Shanghai Dong Mei and the increase in the registered capital of Shanghai Dong Mei. CEA Holding and SEDC hold as to 90% and 10% of the registered capital of Shanghai Dong Mei, respectively, immediately before completion of the transactions contemplated under the Equity Transfer and Capital Increase Agreement.

Interests to be transferred

10% of the equity interest in Shanghai Dong Mei will be transferred from SEDC to the Company. CEA Holding agreed to waive its preemptive right to such transfer. CEA Holding will also transfer 35% of the equity interest in Shanghai Dong Mei to the Company.

As at 31 December 2002, the audited net asset value attributable to 45% of the equity interest in Shanghai Dong Mei, determined in accordance with the accounting standards of the PRC, was approximately RMB8,193,919 (approximately HK$7,702,284).

The audited net profits attributable to 45% of the equity interest in Shanghai Dong Mei, determined in accordance with the accounting standards of the PRC, were approximately RMB1,320,381 (approximately HK$1,241,158) for the financial year ended 31 December 2002; and the audited net profits attributable to 45% of the equity interest in Shanghai Dong Mei were approximately RMB-397,991 (approximately HK$-374,112) for the nine-month period from 1 January 2003 to 30 September 2003.

Upon completion of the Equity Transfer and Capital Increase Agreement, Shanghai Dong Mei will become an associated company of the Company. The investment in Shanghai Dong Mei will be accounted for in the accounts of the Company by way of equity accounting method.

Consideration

Approximately RMB1,517,429 (approximately HK$1,426,383) will be payable as consideration for the 10% of the equity interest to be transferred from SEDC to the Company. Approximately RMB5,311,003 (approximately HK$4,992,343) will be payable as consideration for the 35% of the equity interest to be transferred from CEA Holding to the Company. The aggregate consideration of RMB6,828,432 (approximately HK$6,418,726) were determined primarily based on the financial and trading position of Shanghai Dong Mei as at 31 December 2002 with reference to the then audited net asset value of Shanghai Dong Mei as assessed by an independent valuer in the PRC. Such consideration represents approximately 120% of the audited net asset value attributable to an aggregate of 45% of the equity interest in Shanghai Dong Mei as at 31 December 2002. The price-earning ratio based on the audited net profits of Shanghai Dong Mei for the financial year ended 31 December 2002 is 5.17 times.

The consideration is payable by the Company to CEA Holding and SEDC within ten business days after completion.

The Directors, including the independent non-executive Directors, take the view that such consideration, which was determined after arm's length negotiation, is fair and reasonable.

Conditions

The Equity Transfer and Capital Increase Agreement is conditional upon the necessary recordal with, or approval of the capital verification report of Shanghai Dong Mei by, the State-owned Assets Supervision and Administration Commission.

Increase in registered capital

The registered capital of Shanghai Dong Mei will be increased from RMB10,000,000 to RMB31,000,000, out of which RMB3,000,000 will be increased by converting funds from capital reserves of Shanghai Dong Mei. CEA Holding and the Company will make further capital contribution in Shanghai Dong Mei by way of cash in the sum of RMB9,900,000 and RMB8,100,000, respectively. The Company will fund the capital contribution by way of existing cash reserve of the Company. Upon completion of the capital increase, Shanghai Dong Mei will remain to be held as to 55% by CEA Holding and 45% by the Company. The total investment in Shanghai Dong Mei made by the Company is RMB14,928,000.

Shanghai Dong Mei

Shanghai Dong Mei is a company incorporated in the PRC. Shanghai Dong Mei was, immediately before completion of the transaction contemplated under the Equity Transfer and Capital Increase Agreement, owned as to 90% by CEA Holding and 10% by SEDC. Upon completion of such transaction, Shanghai Dong Mei will be a subsidiary of CEA Holding which is a shareholder interested in its 55% equity interest, while the Company holds the remaining 45%. Upon completion of such transaction, Shanghai Dong Mei will have 7 directors. CEA Holding will appoint 4 directors and the Company will appoint 3 directors.

Shanghai Dong Mei is principally engaged in the business of providing services relating to international and domestic airline ticketing, hotel booking, domestic travel and ancillary services.

Benefits which are expected to accrue to the Company

The Company is principally engaged in the business of civil aviation. The Directors believe that the investment in Shanghai Dong Mei will enable the Company to expand its business and will enhance the profits to be generated from the investment of the Company.

The Directors, including the independent non-executive Directors, consider that the terms of the Equity Transfer and Capital Increase Agreement are normal commercial terms and are fair and reasonable so far as the Company and its shareholders are concerned, and that the acquisition pursuant to that Agreement is in the commercial interests of the Company.

Connected party relationship

As CEA Holding is the controlling shareholder of the Company and it owns 90% of the equity interest in SEDC, both CEA Holding and SEDC are connected persons of the Company. The acquisition of the equity interest in Shanghai Dong Mei by the Company and the capital contribution made by the Company in Shanghai Dong Mei constitute connected transactions for the Company pursuant to the Listing Rules.

As the connected transactions contemplated under the Equity Transfer and Capital Increase Agreement fall within the de-minimis provision under paragraph 14.25(1) of the Listing Rules, such transactions are not subject to shareholders' approval, but details of which will be included in the Company's next annual report for the year ending 31 December 2003.

ESTABLISHMENT OF CHINA EASTERN AIR CATERING INVESTMENT COMPANY LTD.

China Eastern Air Catering Investment Company Ltd.

The Board is pleased to announce that on 22 December 2003, the Company entered into the Joint Venture Agreement with CEA Holding in relation to the establishment of CEA Catering, a limited liability company to be established under the laws of PRC for an initial term of 20 years commencing from the date of the issuance of its business licence.

The registered capital of CEA Catering will be RMB350,000,000, which will be interested as to 55% by CEA Holding and 45% by the Company. The total investment in CEA Catering is RMB350,000,000. Under the Agreement, CEA Holding will contribute capital in the amount of RMB192,500,000 towards CEA Catering, and the Company will contribute capital in the amount of RMB157,500,000 towards CEA Catering, by way of cash in accordance with its equity interests in CEA Catering within 15 business days after the Joint Venture Agreement becomes effective. CEA Holding and the Company will bear the liabilities of CEA Catering in accordance with their equity interests.

Upon establishment of CEA Catering, it will be an associated company of the Company. The investment in CEA Catering will be accounted for in the accounts of the Company by way of equity accounting method.

Under the Agreement, the board of directors of CEA Catering shall consist of seven members, four of whom will be appointed by CEA Holding and three by the Company. The Chairman of the board of directors of CEA Catering will be appointed by CEA Holding, while the vice Chairman will be appointed by the Company. The profits of CEA Catering will be shared between the Company and CEA Holding in proportion to their respective equity interests in CEA Catering.

Benefits which are expected to accrue to the Company

CEA Catering is expected to engage in the business of providing air and ground catering services, food and beverage and other related services. However, CEA Catering will not commence such services immediately upon its establishment. The Company will make necessary disclosure pursuant to the Listing Rules if the Company or its subsidiaries enter into any transactions with CEA Catering in the future which constitute connected transactions of the Company.

The Board believes that the investment by the Company in CEA Catering will be beneficial to the Company and its shareholders. The investment in CEA Catering is expected to reduce the cost to be incurred by the Company in the provision of catering services and other related services in the future, enhance the profits to be generated from the investment of the Company and enhance the competitiveness of the Company in the domestic aviation industry.

Connected party relationship

As CEA Holding is the controlling shareholder and, thus, a connected person of the Company, the establishment of CEA Catering by CEA Holding and the Company constitutes a connected transaction for the Company pursuant to paragraph 14.23(1) of the Listing Rules.

As the connected transaction contemplated under the Joint Venture Agreement falls within the de-minimis provision under paragraph 14.25(1) of the Listing Rules, such transaction is not subject to shareholders' approval, but details of which will be included in the Company's next annual report for the year ending 31 December 2003.

DEFINITIONS

In the announcement, the following expressions have the meanings set out below unless the context otherwise requires.


"AIRCRAFT"              means two A300-600 aircraft leased under the Northwest
                        Aircraft Leasing Agreement and two CRJ-200 aircraft leased under the Yunnan Aircraft Leasing Agreement;

"AIRCRAFT LEASING       means the Northwest Aircraft Leasing Agreement and the
   AGREEMENTS"          Yunnan Aircraft Leasing Agreement;

"ASSOCIATE"             has the meaning ascribed thereto under the Listing
                        Rules;

"BOARD"                 means the board of the Directors of the Company;

"CEA CATERING"          means (Chinese ligatures) (China Eastern Air Catering
                        Investment Company Ltd.), a company established under PRC laws;

"CEA HOLDING"           means (Chinese ligatures) (China Eastern Air Holding
                        Company), a wholly State-owned enterprise and the controlling shareholder of the Company holding approximately 61.64% of its issued share capital;

"CEA NORTHWEST"         means (Chinese ligatures) (China Eastern Air Northwest
                        Company), a company wholly-owned by CEA Holding;

"CEA YUNNAN"            means (Chinese ligatures) (China Eastern Air Yunnan
                        Company), a company wholly-owned by CEA Holding;

"COMPANY"               means (Chinese ligatures) (China Eastern Airlines
                        Corporation Limited), a joint stock limited company incorporated in the PRC with limited liability, which is principally engaged in the business of civil aviation and whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai
                        Stock Exchange and the New York Stock Exchange, respectively;

"CONNECTED PERSON"      has the meaning ascribed thereto under the Listing
                        Rules;

"DIRECTORS"             means the directors of the Company;

"EQUITY TRANSFER AND    means the Equity Transfer and Capital Increase
   CAPITAL INCREASE     Agreement dated 22 December 2003 among CEA Holding, the
   AGREEMENT"           Company and SEDC in  respect of the transfers of equity
                        interests in Shanghai Dong Mei and the increase in registered capital of Shanghai Dong Mei;

"HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

"HONG KONG"             means Hong Kong Special Administrative Region of the
                        PRC;

"JOINT VENTURE          means the joint venture agreement dated 22 December
   AGREEMENT"           2003 between  CEA Holding and the Company for the
                        establishment of CEA Catering;

"LISTING RULES"         means the Rules Governing the Listing of Securities on
                        The Stock Exchange of Hong Kong Limited;

"NORTHWEST AIRCRAFT     means the Aircraft Leasing Agreement dated 22 December
   LEASING AGREEMENT"   2003 between the Company and CEA Northwest for the wet
                        leasing of two A300-600 aircraft;

"PRC"                   means the People's Republic of China;

"RMB"                   means Renminbi yuan, the lawful currency of the PRC;

"SEDC" means (Chinese ligatures) (Shanghai Eastern Development Corporation Limited), a company established under the laws of the PRC;

"SHANGHAI DONG MEI"     means (Chinese ligatures) (Shanghai Dong Mei Aviation
                        Travel Corporation Limited), a company established under the laws of the PRC;

"STOCK EXCHANGE"        means The Stock Exchange of Hong Kong Limited;

"YUNNAN AIRCRAFT        means the Aircraft Leasing Agreement dated 22 December
   LEASING AGREEMENT"   2003 between the Company and CEA Yunnan for the wet
                        leasing of two CRJ-200 aircraft; and

"%"                     means per cent.


For the purpose of this announcement, conversion of Renminbi yuan into Hong Kong dollars is calculated at the approximate rate of RMB1.00 to HK$0.94, for the purpose of illustration only, and does not constitute a representation that any amount has been, could have been, or may otherwise be exchanged at this or any other rate.


                             By order of the Board
                   CHINA EASTERN AIRLINES CORPORATION LIMITED
                                  LUO ZHUPING
                               Company Secretary


Hong Kong, 23 December 2003



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